As of July 1, 2000





Select Comfort Retail Corporation
10400 Viking Drive
Suite 400
Minneapolis, Minnesota 55344

Attention:     Mr. William McLaughlin
               Chief Executive Officer

Dear Bill:

This will set forth the terms and  conditions  on which  Select  Comfort  Retail
Corporation  ("you" or "your") agree to employ  Messner  Vetere  Berger  McNamee
Schmetterer/EURO RSCG Inc. ("we" or "us") and we agree to serve, as your advertising agency in the United States.

                    I.   BASIC SERVICES

Our services to you shall include services customarily performed by a general advertising agency. Specifically, we shall do the following:

     (a) Formulate and submit for your approval advertising campaigns and recommendations.

     (b) After approval by you, create and prepare advertising for consumer and trade print, broadcast and outdoor media.

     (c)  Develop a media  strategy  and plan for an agreed  upon number of test
markets  (the  "Test   Markets")  and  support  the  proposed  media  plan  with
advertising strategy and rationales.

     (d) Purchase all materials and services necessary for the production of finished advertisements and commercials.

     (e) Execute advertising in finished form.

     (f) Forward advertising material to media with proper instructions; it being understood and agreed that you will be responsible for all media placement and payment with respect to such advertising material and that for purposes of our forwarding such material to such media and of our administering and monitoring any ongoing obligations, including talent and other payments, you shall provide to us (or confirm that we have) a full and accurate media schedule a reasonable time prior to the date that any such material must be forwarded to the applicable media.

     (g) Pay all charges incurred and assumed by us on your behalf in accordance with the terms of this agreement.

     (h) Endeavor to do all of the above on the most advantageous rates, terms and conditions available.

     (i) Develop and provide you with rough concepts for certain significant collateral materials (such as sales promotion materials, brochures and store signage).

                    II.  MINIMUM GUARANTEED COMPENSATION

Our compensation for advertising services set forth in Section I above will be a minimum annual fee of $2,500,000, which you agree to pay in equal monthly installments of $208,333, on the first of each month commencing July 1, 2000. (For purposes of clarity, the compensation set forth in this Section II does not cover any of the services set forth in Section VI below, including without limitation, media buying and checking services, and if you should desire us to perform any of the services set forth in Section VI below, including, without limitation, media buying and checking services, our compensation for such services shall be negotiated and agreed upon at the time of each such request.) If this agreement terminates on a date other than the first of a month, a prorated share of the minimum fee will be due for the final month.

                    III. MEDIA, PRODUCTION AND OTHER CHARGES

     (a) You also agree to pay us for all third party charges incurred on your behalf for the production and purchase of advertising materials and programs, including, without limitation, typography, engraving, printing, photographs, artwork, comprehensive layouts, pasteups, mechanicals, photoboards, research, film, video tapes, editing, musical compositions and arrangements, radio and television programs and facilities, talent, props, scenery, sound and lighting effects, rights, royalties, producers' or packagers' fees, at our net cost.

     (b) You also agree to pay us in accordance with our standard charges, which may be adjusted from time to time, for any studio functions performed by us including, without limitation, for any paste-ups, mechanicals, comprehensive production storyboards and photoboards, printing, typography, retouching, illustration, graphics, animation, designs (including computer aided design), digital image research, portable media, and color output and prints prepared or produced by our personnel.

     (c) You agree to reimburse us for travel expenses, including transportation, hotels, meals, etc., of our personnel in connection with the servicing of your advertising account and any special services; charges originating with us for costs of forwarding, storing, shipping and mailing, telephoning, telegraphing, telecopier, facsimile transmissions, duplicating, courier and messenger services incurred in the servicing of your account; charges for talent payment services; and charges for legal services authorized by you, including without limitation, legal review of advertising and other materials, trademark and copyright advice and registrations, negotiation of talent and other extraordinary contracts, and representation before industry and governmental regulatory agencies.

                    IV.  INCENTIVE COMPENSATION

In the event that we continue to provide advertising services to you after June 30, 2001 (i.e., beyond the end of the first contract year), you and we agree that we shall be eligible to receive from you incentive compensation for the second contract year and for each contract year thereafter. The amount and manner of calculation of such incentive compensation shall be negotiated by you and us in good faith prior to the commencement of the second contract year and each contract year thereafter.

                    V.   PAYMENTS

     (a) We will bill you for charges in connection with our services upon your approval of estimates for such charges, and you agree to pay these charges within thirty (30) days, except that any payments we must make on your behalf must be collected from you no later than the earliest dates on which we must make payment on your behalf. In the event that we do not receive payments by the date set forth above, we shall have the right to not purchase or contract on your behalf or to cancel any contracts previously entered into on your behalf, and, in the event that we cancel any such contracts, you shall be responsible for any charges, commissions and fees incurred prior to, or as a result of, such cancellation. Billing adjustments will be made for differences between estimated charges previously billed and charges actually incurred upon completion of each job or project. If any payment is not received on a timely basis we will have the right to assess a finance charge of up to one and one-half percent (1 1/2%) per month on the unpaid balance.

                    VI.  SPECIAL SERVICES

In addition to the basic services, we are prepared to render special services to you in support of traditional media advertising. Any special services agreed upon will be rendered in accordance with any special terms agreed upon in writing and charged to you in accordance with estimates which we will supply you. Special services will not be credited against any minimum fees. Special services include, without limitation, the following:

     (a) Direct Response advertising and sales promotion material such as point-of-sale materials, direct mail, leaflets, inserts, catalogs, brochures, sales films, training films, sales manuals, and other material prepared for use other than in traditional advertising media; provided, however, that the development of rough concepts for significant collateral materials shall be included in Basic Services, in accordance with Paragraph I(i) hereof.

     (b) Research services, other than copy development, such as studies of your products or services, studies of consumer or trade attitudes and behavior.

     (c) Design services including packaging, trademarks and corporate identity programs.

     (d) Special marketing services such as investigations of market potential and distribution problems.

     (e) Services relating to the testing of new product concepts from pre-testing activities through active test marketing of new products.

     (f) Staging or conducting sales or other company meetings and designing and preparing exhibits for trade or industry shows.

     (g)  Services  related  to  promotions  and  events,   including,   without
limitation, conducting and administering promotions and planning events.

     (h) Designing, creating and producing interactive and on-line materials, Web sites and Web advertising, and serving and maintaining Web sites and Web advertising.

     (i) Media buying and media checking services; provided, however, that if our advertising campaign performs well in the Test Markets and you roll such campaign out to additional markets, you and we will negotiate in good faith with respect to our providing media buying services in connection with such roll out (and thereafter) as well as the amount of the fee (or other compensation arrangement) payable by you to us in connection with such media buying services.

                    VII. GENERAL

     (a) We will obtain your written authorization before making any substantial expenditures on your behalf. We are authorized to act on your behalf as an agent for a disclosed principal in connection with our services hereunder provided that such services are in connection with a job or project which has been (or such services have otherwise been) authorized by you.

     (b) If you should desire any advertising material or special material created by us (or anything derived from such material) to be placed outside the United States, you and we will agree upon the terms in advance.

     (c) As between you and us, any plan, advertising material or special material which we produce on your behalf will become your property when you have paid our invoices. Any material or ideas prepared or submitted to you, which you have chosen not to produce or for which you have not paid our corresponding production invoices, will remain our property (regardless of whether the physical embodiment of creative work is in your possession in the form of copy, artwork, plates, recordings, films, tapes, etc.) and may be submitted to other clients for their use, provided that such submission or use does not involve the release of any confidential information regarding your business or methods of operation. For purposes hereof, "produce' shall be defined as any material which is created in tangible form pursuant to a signed production estimate.

     (d) We hereby agree to indemnify and hold you harmless from and against any and all claims, demands, regulatory proceedings and all damages, costs (including, without limitation, settlement costs) and expenses (including, without limitation, reasonable attorneys' fees) arising from any claim pertaining to libel, slander, defamation, copyright infringement, invasion of privacy, piracy and/or plagiarism arising from your use consistent with releases and agreements with third parties of any materials we create or supply to you, except to the extent that such claims arises from materials created or supplied by you.

     (e) Other than that for which we agree to indemnify and hold you harmless pursuant to Section VII(d) above, you hereby agree to indemnify and hold us harmless from and against any and all claims, demands, regulatory proceedings and all damages, costs (including, without limitation, settlement costs) and expenses (including, without limitation, reasonable attorneys' fees) arising from or relating to any activities undertaken by us on your behalf, the use by you, your retailers or dealers, or anyone else of any materials we create or supply to you, or your products or services.

     (f) We will use our reasonable best efforts to guard against any loss to you caused by the failure of media, suppliers or others to perform in accordance with their commitments, but we will not be responsible for any such loss or failure on their part, or any destruction or unauthorized use by others of your property.

     (g) You have the right at any time to direct us to cancel any plans, schedules or work in progress, but you agree to indemnify us against any loss, cost or liability we may sustain as a result of such action. We will be entitled to our commissions, fees and payments for services performed prior to your instructions to cancel, and for advertising and materials placed or delivered thereafter if we are unable to halt such placement or delivery. Under no circumstances will we be obliged to breach any lawful contractual commitment to others.

     (h) In the event that we are required to resort to collection procedures or litigation for the collection of any compensation due us, we shall be entitled to collect from you reasonable attorneys' fees and costs in addition to such compensation.

     (i) At reasonable times and on reasonable notice to us, you may examine our files and records which pertain specifically to your advertising.

                    VIII. TERMINATION

     (a) We shall continue to serve as your advertising agency until you or we shall terminate our services with or without cause, or with respect to specified products or services assigned to us by giving not less than ninety days' prior written notice by registered mail to the principal place of business of the other. However, you agree not to give notice of termination prior to April 1, 2001. Notice of termination shall become effective upon receipt of such notice by the party to whom it is addressed.

     (b) Our rights and duties hereunder shall continue in full force during the ninety day notice period, but our responsibilities shall be limited to supervising and administering then existing advertising campaigns.

     (c) Any reservation, contract or arrangement made by us for you prior to the termination date which continues beyond the termination date will be carried to completion by us and paid for by you in accordance with this agreement unless you direct us to transfer such reservation, contract or arrangement to another entity and you release and indemnify us, in which event we will attempt to make such transfer, subject to obtaining any necessary consent of third parties. We will be entitled to our commissions, fees and payments for services performed prior to accomplishing the transfer. Upon termination, provided that you have no outstanding indebtedness to us and you assume any third party obligations
(including, without limitation, any applicable union or guild obligations relating to the production and use of commercials), we shall transfer in accordance with your instructions all property and materials owned by you which are under our control.

     (d) All indemnification obligations shall survive the termination of our services or the termination or expiration of this agreement.


                    IX.  MISCELLANEOUS

     (a) This agreement contains the entire understanding between the parties and may not be altered or waived except by a writing signed by both parties. No waiver by either party of the breach of any term or condition of this agreement will constitute a waiver of, or consent to, any subsequent breach of the same or any other term or condition of this agreement.

     (b) This agreement will be governed by the law of the State of New York to contracts executed and to be performed entirely in the State of New York.

               Please indicate your acceptance of the terms and conditions by signing the enclosed copy of this letter and returning it to us.


                                        Very truly yours,

                                        MESSNER VETERE BERGER MCNAMEE
                                        SCHMETTERER/EURO
                                        RSCG INC.




                                        By:  /s/Larry Dexheimer
                                           ------------------------------
                                                Authorized Officer

AGREED TO:

SELECT COMFORT RETAIL CORPORATION



By:  /s/William R. McLaughlin
   ------------------------------
        Authorized Officer